Exhibit 99.1

News Release CONTACT: Investors/Media Blaine Davis (610) 459-7158 Media Kevin M. Wiggins (610) 459-7281

For Immediate Release

ENDO PHARMACEUTICALS PROVIDES REGULATORY UPDATE

ON AVEEDTM (TESTOSTERONE UNDECANOATE) INJECTION

CHADDS FORD, Pa. December 3, 2009– Endo Pharmaceuticals (Nasdaq: ENDP) today announced that it received a complete response letter from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application (NDA) for its extended-duration testosterone undecanoate injection, AVEEDTM, for men diagnosed with low testosterone. Low testosterone is also known as hypogonadism.

In the complete response letter, the FDA has requested information from Endo to address the agency’s concerns regarding very rare but serious adverse events, including post-injection anaphylactic reaction and pulmonary oil microembolism. The letter also specified that the proposed Risk Evaluation and Mitigation Strategy (REMS) is not sufficient.

Endo is currently evaluating the FDA’s complete response letter.

Low Testosterone

Low testosterone, also known as hypogonadism, is a condition in men characterized by the body’s failure to produce normal amounts of the hormone testosterone. It is associated with symptoms including decreased energy and mood, fatigue, loss of muscle mass, decreased libido and erectile dysfunction. In addition, there is increasing evidence of the link between low testosterone and other serious medical conditions including diabetes, cardiovascular disease and metabolic syndrome. Because the symptoms of low testosterone are often similar to those caused by other medical conditions, more than 91 percent of men with the condition go undiagnosed.

About AVEED

Known as Nebido® outside the United States, AVEED was licensed from Bayer Schering Pharma AG, Germany to Indevus Pharmaceuticals, a company Endo acquired earlier this year. Nebido, discovered and developed by Bayer Schering Pharma, has subsequently been approved in 86 countries worldwide and is available in more than 50 countries across Europe, Asia Pacific and Latin America.

About Endo

Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, prostate cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; Voltaren® Gel, which is owned and licensed by Novartis AG, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees; VANTAS® for the palliative treatment of advanced prostate cancer; SUPPRELIN® LA for the treatment of early onset puberty in children; and VALSTAR™ for the treatment of BCG-refractory carcinoma in situ (CIS) of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable medical risks. The company markets its branded pharmaceutical products to physicians in pain management, urology, endocrinology, oncology, neurology, surgery and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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